Exhibit 5.1

12505 PARK POTOMAC AVENUE 6TH FLOOR, POTOMAC, MD 20854 T (301) 230-5200  |  F (301) 230-2891

April 26, 2012

India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814

Re:	India Globalization Capital, Inc. - Registration Statement on Form S-1 – Registration No. 333-179902

Dear Ladies and Gentlemen:

We have acted as special counsel to India Globalization Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 originally filed on March 5, 2012 and April 26, 2012 (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  Such Registration Statement relates to the sale by the Company of its common stock, par value $0.0001 per share (the “Common Stock”).  Specifically, the Registration Statement seeks to register 12,972,532 shares of Common Stock underlying warrants previously issued by the Company (the “Warrant Shares”), in connection with the following transactions:

(i) 11,855,122 shares of Common Stock issuable upon the exercise of 11,855,122 warrants (the “IPO Warrants”) originally issued in the Company’s initial public offering pursuant to a prospectus dated March 3, 2006.  In order to obtain the shares, the holders of the IPO Warrants must pay an exercise price of $5.00 per share for the shares underlying the IPO Warrants.

(ii) 258,800 shares of Common Stock issuable upon the exercise of 258,800 warrants (the “2009 Warrants”) originally issued in a registered direct offering pursuant to a prospectus and prospectus supplement each dated September 16, 2009.  In order to obtain the shares, the holders of the 2009 Warrants must pay an exercise price of $1.60 per share for the shares underlying the 2009 Warrants.

(iii) 858,610 shares of Common Stock issuable upon the exercise of 858,610 warrants (the “2010 Warrants”) originally issued in a registered direct offering pursuant to a prospectus and prospectus supplement each dated November 30, 2010.  In order to obtain the shares, the holders of the 2010 Warrants must pay an exercise price of $0.90 per share for the shares underlying the 2010 Warrants.

The foregoing “IPO Warrants,” “2009 Warrants” and “2010 Warrants” are hereinafter referred to collectively, as the “Warrants.”

In addition, the Registration Statement also relates to the offer and sale of 31,500,000 shares of Common Stock by the selling stockholders (the “Exchange Shares”),   who acquired the shares in connection with the Company’s acquisition of H&F Ironman, Ltd. (“HK Ironman”).  Pursuant to that acquisition, the Company sold the Exchange Shares in exchange for the ownership of 100% of HK Ironman.  The issuance of the Exchange Shares was approved by the shareholders of the Company on December 30, 2011.  Collectively, the Exchange Shares and Warrant Shares are referred to herein as the “Securities.”

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement, and any further amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; and (v) an amendment to the Registration Statement will have been prepared and filed with the Commission describing the Securities offered thereby.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers of the Company, which information we believe to be true and correct in all material respects.

We have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations, as we have deemed necessary for purposes of rendering the opinions set forth herein.  Based upon such examination and subject to the further provisions hereof, we are of the following opinion:

1.	The Exchange Shares have been duly authorized and is validly issued, fully paid and nonassessable.

2.
The Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable when delivered and paid for upon exercise of Warrants in accordance with the terms of the agreements underlying each of the Warrants.

The opinion expressed herein is limited to the corporate laws of the State of Maryland and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might change the opinions expressed in this letter after the date of this letter.  The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.  The opinions expressed in this letter are solely for the use of the addressee of this letter, and any other person may not rely on these opinions without our prior written approval.

Very truly yours,

/s/ Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.